Registration No. 333-56152 Rule 424(b)(3)
Pricing Supplement		Pricing Supplement Number 55 Dated Monday, August 13, 2001
CUSIP Number	Resale Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date
44181ECG1	100.000%	0.750%	$10,663,420.00	5.250%	Semi-annually	8/15/2005
1st Coupon Date	1st Coupon Amount	Survivors Option	Product Ranking		Moodys Rating	S & P Rating
2/15/2002	$26.10	YES	Senior Unsecured Notes		A2	A

Redemption Information: Non Callable

Joint Lead Managers: Banc of America Securities LLC, Incapital LLC. Lead Agents: A.G Edwards Sons, Inc., Charles Schwab Co., Inc., Edward Jones, Fidelity Capital Markets, Merrill Lynch Co., Morgan Stanley Dean Witter, Paine Webber Incorporated, Salomon Smith Barney (Effective May 29, 2001 Salomon Smith Barney has been added as an Agent).

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

Household Finance Corp. 2700 Sanders Road Prospect Heights, IL 60070

Trade Date: Monday, August 13, 2001
@ 12:00 PM ET
Settlement Date: Thursday, August 16, 2001 @03:30 PM ET
Minimum Denomination/Increments: $1000.00/$1000.00
All Trade Settle Flat and clear SDFS: DTC Book Entry Only
DTCNumber: 0262 via BNY Clearing Services, LLC
InterNotes(SM) is the service mark of Incapital, LLC.
All rights reserved.

					Household Finance Corp. $1,000,000,000 InterNotes (SM) Prospectus Dated 12-Mar-01 Page 1 of 1